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EXHIBIT 99.1

[GREAT CANADIAN GAMING CORPORATION LOGO]

13775 Commerce Parkway, Suite 350
Richmond, B.C. V6V 2V4

July 6, 2005

Magna Entertainment Corp.
337 Magna Drive
Aurora, Ontario
L4G 7K1

Attention:	Mr. Tom Hodgson President and Chief Executive Officer

Dear Sirs:

Re:
Proposed Acquisition of all the Issued and Outstanding Shares of Ontario Racing Inc. ("ORI") by Great Canadian Gaming Corporation or its nominee ("Great Canadian") from Magna Entertainment Corp. ("MEC")

        This Agreement in Principle confirms the terms under which Great Canadian proposes to acquire all of the issued and outstanding shares in ORI (the "Transaction") from MEC. ORI owns all of the shares of Flamboro Downs Holdings Limited ("Holdings"). This Agreement in Principle shall be binding upon the parties, provided however that closing of the Transaction in accordance with the terms herein shall be conditional upon the completion and satisfaction of customary due diligence by Great Canadian and the good faith negotiation, execution and delivery of a definitive purchase agreement as more particularly described herein.

        As a result of our discussions to date we have reached the following understandings:

1.
Great Canadian will agree to purchase from MEC all the issued and outstanding shares of ORI for the purchase price ("the Purchase Price") of $23.6 million US dollars and $50 million Canadian dollars. The assets of ORI will include all of the business and undertaking of ORI and Holdings, including the Capital Renewals Fund receivable, if any, from the Ontario Lottery and Gaming Commission (the "OLGC").

The Purchase Price will be paid as follows: (a) by way of US$3 million deposit payable to MEC's legal counsel in trust within five business days of execution of this Agreement in Principle (the "Deposit"); and (b) the balance by wire transfer on closing, such balance to be adjusted by (i) deducting from the Canadian dollar portion of the Purchase Price the amount of ORI's long term indebtedness (including current portion) to be assumed by Great Canadian (including the promissory note dated October 18, 2002 issued by ORI in favour of Charles Juravinski and Margaret Juravinski, the obligations of which note will be assumed by Great Canadian through its purchase of ORI shares but excluding the promissory note dated October 18, 2002 issued by ORI in favour of 1180554 Ontario Limited (the "Mantini Note"), the obligations of which note will not be assumed by Great Canadian and, for greater certainty, will become obligations of MEC on closing), (ii) deducting the amount of any outstanding shareholder loans (which shareholder loans shall be repaid on closing), and (iii) the Working Capital adjustment (defined and described below).

The Purchase Price shall be subject to a reduction (or increase) by the amount, if any, by which the consolidated current assets (including cash) of ORI and Holdings minus the consolidated current liabilities (excluding current portion of long-term indebtedness and accrued interest on the Mantini Note) of ORI and Holdings (the "Working Capital") at the closing date is negative (or positive), which reduction or increase will be determined by a post-closing net Working Capital adjustment to be completed no later than 30 days following the closing date.

The Deposit, plus any accrued interest thereon, shall be applied against the Purchase Price on closing of the Transaction. In the event of a failure by Great Canadian to close the transaction by August 31, 2005 (except in the case of a failure to obtain applicable regulatory approvals so long as Great Canadian is diligently and in good faith proceeding to obtain such approvals or as a result of MEC having breached or not complied with the terms of this Agreement in Principle or an executed definitive purchase agreement, as the case may be), the Deposit (together with interest earned thereon) shall be retained by MEC.

2.
Upon closing of the Transaction, Great Canadian shall, with respect to Flamboro Downs, cause ORI to enter into an agreement with MEC, upon industry standard terms pursuant to which ORI shall agree, for a period of 10 years from the date of closing of the Transaction, to receive and display the simulcast signals from, and lawfully collect wagers on, all races conducted at Flamboro Downs at all racetracks owned or operated by MEC and its affiliates, pursuant to industry standard simulcast agreements, at a host track commission rate not less than is then charged to other non-affiliated Canadian racetracks receiving such signals.

3.
Great Canadian shall, following the closing of the Transaction enter into good faith negotiations with MEC for the purpose of causing Great Canadian's affiliates owning or operating horse racetracks, with a view to entering into industry standard agreements with MEC to:

(a)
receive and display the simulcast signals from, and lawfully collect wagers on, all races conducted at all racetracks owned or operated by MEC and its affiliates, at a host track commission rate not less than is then charged to other non-affiliated Canadian racetracks receiving such signals;

(b)
at the request of MEC or an affiliate of MEC, enter into industry standard simulcast agreements for the conduct of wagering on races included in such signals at or via any or all of (i) MEC's directly or indirectly lawfully operated wagering venues, including racetracks, off-track betting facilities and account wagering services and (ii) MEC's secondary recipients' lawfully operated wagering venues, including racetracks, off-track betting facilities and account wagering services; and

(c)
work with MEC or an affiliate of MEC in a best efforts attempt to move tote services to an entity designated by MEC, provided such entity is able to offer pricing and service levels competitive with Great Canadian's existing tote services, and to the extent permitted under Great Canadian's existing and future assumed tote services contracts.

The foregoing obligation of Great Canadian shall be subject to any such proposed agreement not resulting in Great Canadian or its affiliate being in default of any existing contractual obligation with respect to the broadcast of simulcast signals. Great Canadian and MEC acknowledge and agree that the provision of the signals and wagering thereon as contemplated in this paragraph 3 may be subject to the approval of the applicable horsemen's groups and horse racing regulators and, in that event, Great Canadian shall use its best efforts to obtain such approvals.

4.
MEC hereby agrees that it will not solicit or enter into any discussions with any third party for the purposes of entering into a sale, merger, business combination or other transaction whereby the shares of ORI or Holdings or the business of Flamboro Downs would be transferred or otherwise alienated to such third party for a period commencing on the date set out below and expiring on August 31, 2005, unless otherwise shortened or extended by mutual agreement between the parties (the "Exclusivity Period").

5.
During this Exclusivity Period, and subject to paragraph 14, the parties will negotiate in good faith to reach a definitive purchase agreement by July 15, 2005 and conclude due diligence and each execute the definitive purchase agreement no later than August 5, 2005, and the Transaction will close on the earlier of 5 business days following the receipt of all regulatory approvals and August 31, 2005, or on such other date as may be agreed among the parties. If all regulatory approvals have not been obtained by August 31, 2005, Great Canadian will proceed, subject to consent of the Ontario Racing Commission, Alcohol and Gaming Comission of Ontario and the

  OLGC, with the closing using a qualified bare trustee to hold the licenses and permits relating to Flamboro Downs, as required to otherwise give effect the Transaction as contemplated herein.

6.
Great Canadian confirms that on the closing date it will have the funds available to pay the Purchase Price.

7.
Each of MEC and ORI shall, from the date of this Agreement in Principle henceforth, provide to Great Canadian and its legal and financial advisors, reasonable access to the books of account, records and premises of ORI for the purpose of conducting such due diligence as may be necessary and required for Great Canadian to assess the business and operations of ORI. MEC agrees that upon execution of this Agreement in Principle, it shall deliver or have delivered, or cause the preparation and delivery, to Great Canadian of audited comparative financial statements for Holdings for the years ended December 31, 2004 and unaudited financial statements for an interim period ending no earlier than May 31, 2005 (the "Financial Statements"). It is acknowledged by MEC that Great Canadian will require delivery of the Financial Statements as soon as is reasonably practical following the execution of this Agreement in Principle but in any event no later than the intended closing date as contemplated in herein. Audited financial statements covering the interim period between January 1, 2005 and the closing date will be delivered post-closing pursuant to paragraph 1 in connection with calculation of the Working Capital adjustment.

8.
The parties will structure the Transaction in the manner that is most tax advantageous and mutually beneficial to MEC and Great Canadian subject to the understanding that Great Canadian will not be liable for any increase in the Purchase Price and MEC will not be responsible for any decrease in the Purchase Price as a result of such structuring.

9.
In addition to the terms set out in this Agreement in Principle, any definitive agreement reached will contain such other representations, warranties, covenants, terms and conditions customarily contained in a typical purchase agreement of like kind and nature including without limitation:

(a)
representation by MEC as to the ownership of the shares of ORI and the assets and undertaking of ORI and Holdings;

(b)
representation by MEC that no material adverse change has occurred in the business of ORI or Holdings from execution of this Agreement in Principle up to the date of the definitive purchase agreement;

(c)
representation that ORI and Holdings are not in default of any regulatory requirement of the OLGC, the Canadian Pari-Mutuel Agency, the Ontario Racing Commission or the Alcohol and Gaming Commission of the Province of Ontario and, on the proposed closing date, will be in good standing with respect to its leasehold interests; and

(d)
representations by Great Canadian as to corporate status, due authorization, no conflict with other agreements and regulatory compliance with respect to the Transaction.

It is acknowledged and agreed that certain representations and warranties of MEC will relate to the period of MEC's ownership of ORI and, where reasonable, be qualified by materiality; and, for greater certainty, all representations and warranties will survive until, and any rights of Great Canadian to indemnification will terminate on, the 24-month anniversary of the closing date, provided however that (i) representations and warranties with respect to tax matters in respect of a period ending on or prior to the closing date will terminate 30 days after the relevant tax authorities are no longer entitled to assess liability for tax against ORI or Holdings and (ii) representations and warranties in respect of title in and ownership of shares shall survive and continue without limitation of time. In addition, to the extent required, any and all rights of Holdings under the Share Purchase Agreement in respect of Flamboro Downs dated February 5, 2002, as amended, shall be assigned to Great Canadian.

10.
Any definitive purchase agreement will include customary conditions to closing including without limitation conditions:

(a)
in favour of both parties as to receipt of their respective Board of Director approval;

(b)
in favour of both parties as to performance of all covenants contained in such agreement;

(c)
in favour of Great Canadian as to the accuracy of the representations and warranties relating to Holdings; and

(d)
in favour of Great Canadian that all permits, authorizations or required governmental and other material consents have been received prior to the consummation of the transactions contemplated hereby.

11.
This Agreement in Principle shall be subject to the terms and conditions of the confidentiality and non-disclosure agreement previously entered into between MEC and Great Canadian which agreement shall remain in full force and effect. No disclosure with respect to this Agreement in Principle or the Transaction will be made by any party without the prior written approval of all the other parties, unless required under applicable securities legislation. The parties agree that disclosure of the terms of this Agreement in Principle shall be made by mutual agreement of the parties by way of a joint press release.

12.
Each of the parties will bear the fees and disbursements of its legal and financial advisors and any consultants engaged by the respective parties and all other expenses incurred by either of them in connection with the Transaction. The parties acknowledge that there are no brokerage fees, commissions or other amounts payable with respect to the Transaction.

13.
This Agreement in Principle may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

14.
This Agreement in Principle will be superseded by the definitive purchase agreement that will be executed by the parties and in the event that such definitive purchase agreement has not been executed on or before August 31, 2005, then this Agreement in Principle will terminate and the parties shall have no further obligations to each other.

15.
If, in any jurisdiction, any provision of this Agreement in Principle or its application to any party or circumstance is restricted, prohibited or unenforceable, the provision shall be ineffective only to the extent of the restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement in Principle, affecting the validity or enforeability of such provision in any other jurisdiction, or affecting its application to other parties or circumstances.

        We look forward to the opportunity of completing the Transaction. It is our belief that the value we attribute to Flamboro Downs is fair, reasonable, and more importantly, representative of Great Canadian's belief in the gaming industry in Ontario.

        Please indicate your acceptance and approval of this Agreement in Principle and confirm that it sets out the terms of the arrangements to proceed by signing the attached copy of this Agreement in Principle and returning same to us no later than 5:00 pm Vancouver time, July 7, 2005 in order that we may proceed with due diligence and the preparation of the form of definitive purchase agreement.

Yours very truly,

[signature page follows]

[signature page]

GREAT CANADIAN GAMING CORPORATION
Per:	/s/ ANTHONY R. MARTIN Anthony R. Martin President and Chief Operating Officer

AGREED this              day of July 2005.

MAGNA ENTERTAINMENT CORP.
Per:	/s/ W. THOMAS HODGSON Authorized Signatory
Per:	/s/ BLAKE S. TOHANA Authorized Signatory

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  EXHIBIT 99.1